EXHIBIT 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: Gil Allon, CEO
221 Lathrop Way, Suite I	Ariel Shenhar, CFO
Sacramento, CA 95815	(916) 646-2020
INVESTOR RELATIONS Todd Fromer / Garth Russell KCSA Strategic Communications 212-896-1215 / 212-896-1250
FOR IMMEDIATE RELEASE

OPHTHALMIC IMAGING SYSTEMS APPOINTS MARC DE CLERCK TO SERVE ON BOARD OF DIRECTORS

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SACRAMENTO, Calif., February 28, 2008 -- Ophthalmic Imaging Systems (OIS)  (OTC BB: OISI), a leading provider of ophthalmic digital imaging and informatics solutions, announced today the appointment of Marc De Clerck to serve as an independent member on the Company’s Board of Directors, effective February 22. OIS’ Board of Directors has six members, four of which are independent, including Mr. De Clerck.

Mr. De Clerck, 49, is currently Head of the Global Business Growth Center for Agfa HealthCare N.V. Through his work with Agfa, Mr. De Clerck brings over 20 years of global experience in mergers & acquisitions, corporate finance, strategic planning and strategic alliances in the medical imaging and healthcare IT industries. Prior to joining Agfa, he began his career at Janssens Pharmaceutica in Belgium. Mr. De Clerck has graduated with Masters Degrees in Civil Engineering in Electro-Mechanics and in Biomedical Techniques from Catholic University Louvain.

“On behalf of the Company and Board, I would like to welcome Marc to OIS. Marc brings extensive knowledge of finance and operations through his more than 20 years working at Agfa. This experience and knowledge of the medical imaging market will serve our Company well as we execute our growth strategy,” said Yigal Berman, Chairman of OIS’ Board of Directors.

Mr. De Clerck stated, “I am honored to join OIS’s Board, expanding on my long-term relationship with its major holder, MediVision, and having an opportunity to work with one of the leading providers of cutting edge technologies to the healthcare industry. OIS is going through many exciting changes and events, including its proposed merger with MediVision, recent acquisition of AcerMed’s assets and the start up of a new informatics subsidiary, Abraxas Medical Solutions.”

OIS	www.OISI.com
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207

USA

Ophthalmic Imaging Systems

Press Release

February 28, 2008

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-markets and supports their products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

Contact:

Ophthalmic Imaging Systems

Gil Allon, CEO / Ariel Shenhar, CFO, 916-646-2020

or

Investor Relations:

KCSA Strategic Communications

Todd Fromer / Garth Russell

212-896-1215 / 212-896-1250

OIS	www.OISI.com
221 LATHROP WAY, SUITE I	MAIN 800.338.8436
SACRAMENTO, CA 95815	FAX 916.646.0207

USA